News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G ANNOUNCES FISCAL YEAR 2024 THIRD QUARTER RESULTS
Net Sales +1%; Organic Sales +3%
Diluted EPS and Core EPS $1.52, each +11%
MAINTAINS FISCAL YEAR SALES AND CASH RETURN GUIDANCE
RAISES EPS GROWTH GUIDANCE
CINCINNATI, April 19, 2024 - The Procter & Gamble Company (NYSE:PG) reported third quarter fiscal year 2024 net sales of $20.2 billion, an increase of one percent versus the prior year. Organic sales, which excludes the impacts of foreign exchange and acquisitions and divestitures, increased three percent. Diluted net earnings per share were $1.52, an increase of 11% versus prior year.
Operating cash flow was $4.1 billion, and net earnings were $3.8 billion for the quarter. Adjusted free cash flow productivity was 87%, which is calculated as operating cash flow excluding capital spending, as a percentage of net earnings. The Company returned $3.3 billion of cash to shareowners via approximately $2.3 billion of dividend payments and $1 billion of share repurchases. The dividend increase declared earlier this month marks the 68th consecutive year that P&G has increased its dividend and the 134th consecutive year that P&G has paid a dividend since its incorporation in 1890.

Third Quarter ($ billions, except EPS)
GAAP	2024	2023	% Change	Non-GAAP*	2024	2023	% Change
Net Sales	20.2	20.1	1%	Organic Sales	n/a	n/a	3%
Diluted EPS	1.52	1.37	11%	Core EPS	1.52	1.37	11%
*Please refer to Exhibit 1 - Non-GAAP Measures for the definition and reconciliation of these measures to the related GAAP measures.
“We delivered solid sales and strong earnings growth in the third quarter despite multiple headwinds, enabling us to raise our EPS growth guidance and maintain our top-line outlook for the fiscal year,” said Jon Moeller, Chairman of the Board, President and Chief Executive Officer. “We remain committed to our integrated strategy of a focused product portfolio of daily use categories where performance drives brand choice, superiority — across product performance, packaging, brand communication, retail execution and consumer and customer value — productivity, constructive disruption and an agile and accountable organization. We are increasing investments in superiority to drive market growth and sustain strong momentum. We have confidence this remains the right strategy to deliver balanced growth and value creation.”

January - March Quarter Discussion
Net sales in the third quarter of fiscal year 2024 were $20.2 billion, a one percent increase versus the prior year. Organic sales, which exclude the impacts of foreign exchange and acquisitions and divestitures, increased three percent. The organic sales increase was driven by a three percent increase from higher pricing. Mix and volume had a neutral impact on sales for the quarter.

January - March 2024	Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales	Organic Volume	Organic Sales
Net Sales Drivers (1)
Beauty	1%	(3)%	4%	(1)%	1%	2%	1%	3%
Grooming	2%	(7)%	10%	(1)%	(1)%	3%	2%	10%
Health Care	(4)%	(1)%	4%	3%	—%	2%	(4)%	2%
Fabric & Home Care	1%	(1)%	2%	—%	—%	2%	1%	3%
Baby, Feminine & Family Care	(3)%	(2)%	2%	1%	—%	(2)%	(3)%	—%
Total P&G	—%	(2)%	3%	—%	—%	1%	—%	3%
(1)Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.
•Beauty segment organic sales increased three percent versus year ago. Skin and Personal Care organic sales declined low single digits due to lower sales of the super-premium SK-II brand, partially offset by volume growth from innovation in Personal Care. Hair Care organic sales increased high single digits driven by increased pricing in Latin America, Europe and North America.
•Grooming segment organic sales increased ten percent versus year ago driven primarily by higher pricing in Latin America and Europe. Volume growth was partially offset by unfavorable product mix.
•Health Care segment organic sales increased two percent versus year ago. Oral Care organic sales increased mid-single digits due to premium product mix, partially offset by volume declines mainly in Asia Pacific and North America. Personal Health Care organic sales increased low single digits driven by increased pricing, partially offset by volume declines due to lower incidence of cough and cold.
•Fabric and Home Care segment organic sales increased three percent versus year ago. Fabric Care organic sales increased low single digits due to increased pricing and favorable geographic mix due to growth in North America and Europe. Home Care organic sales increased high single digits due to increased pricing and volume growth from innovation.
•Baby, Feminine and Family Care segment organic sales were unchanged versus year ago. Baby Care organic sales decreased mid-single digits due primarily to pricing-related volume declines, partially offset by favorable product mix and devaluation-related price increases. Feminine Care organic sales increased low single digits driven by increased pricing and favorable product mix, partially offset by pricing-related volume declines. Family Care organic sales increased low single digits due to volume growth, partially offset by unfavorable product mix.

Diluted net earnings per share increased by 11% to $1.52, driven by an increase in net sales and an increase in core operating margin. Currency-neutral EPS were up 18% versus the prior year EPS.
Reported gross margin for the quarter increased 300 basis points versus the prior year. Core gross margin for quarter increased 310 basis points and 400 basis points on a currency-neutral basis. The increase was driven by benefits of 260 basis points from gross productivity savings, 130 basis points of favorable commodity costs and 130 basis points from increased pricing. These were partially offset by 100 basis points of unfavorable gross margin product mix and 20 basis points of product reinvestments and other impacts.
Selling, general and administrative expense (SG&A) as a percentage of sales increased 210 basis points versus year ago and 170 basis points on a currency-neutral basis. The increase was driven by 330 basis points of reinvestments, partially offset by 60 basis points of productivity savings and 100 basis points of net sales growth leverage and other impacts.
Operating margin for the quarter increased 90 basis points versus the prior year, 220 basis points on a currency-neutral basis. Operating margin included gross productivity savings of 320 basis points.
Fiscal Year 2024 Guidance
P&G maintained its guidance range for fiscal 2024 all-in sales growth to be in the range of two to four percent versus the prior year. Foreign exchange is expected to be a headwind of approximately one to two percentage points to all-in sales growth. The Company also maintained its outlook for organic sales growth in the range of four to five percent.
P&G raised its fiscal 2024 diluted net earnings per share growth from a range of -1% to inline to a range of one to two percent versus fiscal 2023 EPS of $5.90. P&G also raised its fiscal 2024 core net earnings per share growth from a range of eight to nine percent to a range of 10% to 11% versus fiscal 2023 EPS.
P&G now expects unfavorable foreign exchange rates will be a headwind of approximately $600 million after tax. The Company expects the net impact of interest expense and interest income to be a headwind of approximately $100 million after tax. The Company now expects a benefit of approximately $900 million after tax from favorable commodity costs for fiscal year 2024.
The Company is unable to reconcile its forward-looking non-GAAP cash flow and tax rate measures without unreasonable efforts given the unpredictability of the timing and amounts of discrete items, such as acquisitions, divestitures, or impairments, which could significantly impact GAAP results.
P&G now expects a core effective tax rate of 20% to 21% in fiscal 2024.
Capital spending is estimated to be approximately 4% of fiscal 2024 net sales.
P&G continues to expect adjusted free cash flow productivity of 90% and expects to pay more than $9 billion in dividends and to repurchase $5 to $6 billion of common shares in fiscal 2024.

Forward-Looking Statements
Certain statements in this release, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result" and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, except to the extent required by law.
Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to effect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or to our banking partners or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to various factors, including ones outside of our control, such as natural disasters, acts of war (including the Russia-Ukraine War) or terrorism or disease outbreaks; (5) the ability to successfully manage cost fluctuations and pressures, including prices of commodities and raw materials and costs of labor, transportation, energy, pension and healthcare; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits, evolving digital marketing and selling platform requirements and technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy, packaging content, supply chain practices or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third-party relationships, such as our suppliers, contract manufacturers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third-party information and operational technology systems, networks and services and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage uncertainties related to changing political and geopolitical conditions and potential implications such as exchange rate fluctuations and market contraction; (13) the ability to successfully manage current and expanding regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, product and packaging composition, intellectual property, labor and employment, antitrust, privacy and data protection, tax, the environment, due diligence, risk oversight, accounting and financial reporting) and to resolve new and pending matters within current estimates; (14) the ability to manage changes in applicable tax laws and regulations; (15) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company's overall business strategy and financial objectives, without impacting the delivery of base business objectives; (16) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited; (17) the ability to successfully manage the demand, supply and operational challenges, as well as governmental responses or mandates, associated with a disease outbreak, including epidemics, pandemics or similar widespread public health concerns; (18) the ability to manage the uncertainties, sanctions and economic effects from the war between Russia and Ukraine; and (19) the ability to successfully achieve our ambition of reducing our greenhouse gas emissions and delivering progress towards our environmental sustainability priorities. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit https://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at https://www.pg.com/news.
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P&G Media Contacts:
Wendy Kennedy, 513.780.7212
Jennifer Corso, 513.983.2570
P&G Investor Relations Contact:
John Chevalier, 513.983.9974

Category: PG-IR

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Consolidated Earnings Information
	Three Months Ended March 31
Amounts in millions except per share amounts	2024	2023	% Chg
NET SALES	$20,195	$20,068	1%
Cost of products sold	9,855	10,404	(5)%
GROSS PROFIT	10,340	9,664	7%
Selling, general and administrative expense	5,880	5,416	9%
Indefinite-lived intangible asset impairment charge	—	—
OPERATING INCOME	4,460	4,248	5%
Interest expense	(233)	(222)	5%
Interest income	104	83	25%
Other non-operating income, net	260	179	45%
EARNINGS BEFORE INCOME TAXES	4,592	4,288	7%
Income taxes	812	864	(6)%
NET EARNINGS	3,781	3,424	10%
Less: Net earnings attributable to noncontrolling interests	27	27	—%
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$3,754	$3,397	11%

EFFECTIVE TAX RATE	17.7%	20.1%

NET EARNINGS PER COMMON SHARE (1)
Basic	$1.56	$1.41	11%
Diluted	$1.52	$1.37	11%

DIVIDENDS PER COMMON SHARE	$0.9407	$0.9133
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,472.0	2,473.2

COMPARISONS AS A % OF NET SALES			Basis Pt Chg
Gross profit	51.2%	48.2%	300
Selling, general and administrative expense	29.1%	27.0%	210
Operating income	22.1%	21.2%	90
Earnings before income taxes	22.7%	21.4%	130
Net earnings	18.7%	17.1%	160
Net earnings attributable to Procter & Gamble	18.6%	16.9%	170
(1)Basic net earnings per common share and Diluted net earnings per common share are calculated on Net earnings attributable to Procter & Gamble.
Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Consolidated Earnings Information
	Three Months Ended March 31, 2024
Amounts in millions	Net Sales	% Change Versus Year Ago	Earnings/(Loss) Before Income Taxes	% Change Versus Year Ago	Net Earnings/(Loss)	% Change Versus Year Ago
Beauty	$3,550	2%	$753	(1)%	$587	(3)%
Grooming	1,539	3%	379	(1)%	303	(2)%
Health Care	2,873	2%	687	3%	525	—%
Fabric & Home Care	7,169	2%	1,692	10%	1,301	11%
Baby, Feminine & Family Care	4,936	(2)%	1,299	8%	997	8%
Corporate	128	N/A	(218)	N/A	68	N/A
Total Company	$20,195	1%	$4,592	7%	$3,781	10%

	Three Months Ended March 31, 2024
Net Sales Drivers (1)	Volume	Organic Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales
Beauty	1%	1%	(3)%	4%	(1)%	1%	2%
Grooming	2%	2%	(7)%	10%	(1)%	(1)%	3%
Health Care	(4)%	(4)%	(1)%	4%	3%	—%	2%
Fabric & Home Care	1%	1%	(1)%	2%	—%	—%	2%
Baby, Feminine & Family Care	(3)%	(3)%	(2)%	2%	1%	—%	(2)%
Total Company	—%	—%	(2)%	3%	—%	—%	1%
(1)Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.
Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
	Nine Months Ended March 31
Amounts in millions	2024	2023
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	$8,246	$7,214
OPERATING ACTIVITIES
Net earnings	11,830	11,346
Depreciation and amortization	2,135	2,008
Share-based compensation expense	433	406
Deferred income taxes	(206)	(360)
Gain on sale of assets	(51)	(4)
Indefinite-lived intangible asset impairment charge	1,341	—
Changes in:
Accounts receivable	(692)	(301)
Inventories	(47)	(503)
Accounts payable and accrued and other liabilities	56	(609)
Other operating assets and liabilities	(1,196)	(839)
Other	490	363
TOTAL OPERATING ACTIVITIES	14,092	11,507
INVESTING ACTIVITIES
Capital expenditures	(2,539)	(2,328)
Proceeds from asset sales	77	9
Acquisitions, net of cash acquired	(21)	(714)
Other investing activity	(503)	331
TOTAL INVESTING ACTIVITIES	(2,986)	(2,702)
FINANCING ACTIVITIES
Dividends to shareholders	(6,863)	(6,710)
Additions to short-term debt with original maturities of more than three months	2,961	13,778
Reductions in short-term debt with original maturities of more than three months	(7,523)	(9,134)
Net additions/(reductions) to other short-term debt	2,331	(387)
Additions to long-term debt	1,598	2,569
Reductions in long-term debt	(2,335)	(1,877)
Treasury stock purchases	(3,490)	(7,353)
Impact of stock options and other	965	861
TOTAL FINANCING ACTIVITIES	(12,356)	(8,253)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(168)	(170)
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(1,418)	382
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$6,828	$7,596
Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
Amounts in millions	March 31, 2024	June 30, 2023
Cash and cash equivalents	$6,828	$8,246
Accounts receivable	6,124	5,471
Inventories	7,077	7,073
Prepaid expenses and other current assets	2,428	1,858
TOTAL CURRENT ASSETS	22,458	22,648
Property, plant and equipment, net	22,027	21,909
Goodwill	40,567	40,659
Trademarks and other intangible assets, net	22,193	23,783
Other noncurrent assets	12,353	11,830
TOTAL ASSETS	$119,598	$120,829

Accounts payable	$13,691	$14,598
Accrued and other liabilities	10,921	10,929
Debt due within one year	7,729	10,229
TOTAL CURRENT LIABILITIES	32,340	35,756
Long-term debt	24,253	24,378
Deferred income taxes	6,284	6,478
Other noncurrent liabilities	6,386	7,152
TOTAL LIABILITIES	69,264	73,764
TOTAL SHAREHOLDERS' EQUITY	50,333	47,065
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$119,598	$120,829

Certain columns and rows may not add due to rounding.

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures
The following provides definitions of the non-GAAP measures used in Procter & Gamble's April 19, 2024 earnings release and the reconciliation to the most closely related GAAP measures. We believe that these measures provide useful perspective on underlying business trends (i.e., trends excluding non-recurring or unusual items) and results and provide a supplemental measure of period-to-period results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors, as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. Certain of these measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measures but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted. The Company is not able to reconcile its forward-looking non-GAAP cash flow and tax rate measures because the Company cannot predict the timing and amounts of discrete items such as acquisition and divestitures, which could significantly impact GAAP results.
The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:
•Incremental restructuring: The Company has historically had an ongoing level of restructuring activities of approximately $250 - $500 million before tax. On December 5, 2023, the Company announced a limited market portfolio restructuring of its business operations, primarily in certain Enterprise Markets, including Argentina and Nigeria. The adjustment to Core earnings includes the restructuring charges that exceed the normal, recurring level of restructuring charges.
•Intangible asset impairment: The Company recognized in the three months ended December 31, 2023, a non-cash, after-tax impairment charge of $1.0 billion ($1.3 billion before tax) to adjust the carrying value of the Gillette intangible asset acquired as part of the Company's 2005 acquisition of The Gillette Company.
We do not view the above items to be part of our sustainable results, and their exclusion from core earnings measures provides a more comparable measure of year-on-year results. These items are also excluded when evaluating senior management in determining their at-risk compensation.
Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. We believe this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. This measure is used in assessing the achievement of management goals for at-risk compensation.
Core EPS and Currency-neutral EPS: Core earnings per share, or Core EPS, is a measure of diluted net earnings per common share (diluted EPS) adjusted for items as indicated. Currency-neutral EPS is a measure of the Company's Core EPS excluding the incremental current year impact of foreign exchange. Management views these non-GAAP measures as useful supplemental measures of Company performance over time.
Core gross margin and Currency-neutral Core gross margin: Core gross margin is a measure of the Company's gross margin adjusted for items as indicated. Currency-neutral Core gross margin is a measure of the Company's Core gross margin excluding the incremental current year impact of foreign exchange. Management believes these non-GAAP measures provide a supplemental perspective to the Company’s operating efficiency over time.
Core selling, general and administrative (SG&A) expense as a percentage of sales and Currency-neutral Core SG&A expense as a percentage of sales: Core SG&A expense as a percentage of sales is a measure of the Company's selling, general and administrative expense as a percentage of net sales adjusted for items as indicated. Currency-neutral Core SG&A expense as a percentage of sales is a measure of the Company's Core selling, general and administrative expense as a percentage of net sales excluding the incremental current year impact of foreign exchange. Management believes these non-GAAP measures provide a supplemental perspective to the Company's operating efficiency over time.
Core operating margin and Currency-neutral Core operating margin: Core operating margin is a measure of the Company's operating margin adjusted for items as indicated. Currency-neutral Core operating margin is a measure of the Company's Core operating margin excluding the incremental current year impact of foreign exchange. Management believes these non-GAAP measures provide a supplemental perspective to the Company’s operating efficiency over time.
Adjusted free cash flow: Adjusted free cash flow is defined as operating cash flow less capital expenditures. Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. We view adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments.
Adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings excluding the Gillette intangible asset impairment charge. We view adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, in allocating financial resources and for budget planning purposes. This measure is also used in assessing the achievement of management goals for at-risk compensation.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES Reconciliation of Non-GAAP Measures
	Three Months Ended March 31, 2024				Three Months Ended March 31, 2023
Amounts in millions except per share amounts	As Reported (GAAP)	Incremental Restructuring	Intangible Impairment	Core (Non-GAAP)	As Reported (GAAP) (1)
Cost of products sold	$9,855	$(13)	$—	$9,842	$10,404
Gross profit	10,340	13	—	10,353	9,664
Gross margin	51.2%	0.1%	—%	51.3%	48.2%
Currency impact to Core gross margin				0.9%
Currency-neutral Core gross margin				52.2%
Selling, general and administrative expense	5,880	3	—	5,883	5,416
Selling, general and administrative expense as a % of net sales	29.1%	—%	—%	29.1%	27.0%
Currency impact to Core selling, general and administrative expense as a % of net sales				(0.4)%
Currency-neutral Core selling, general and administrative expense as a % of net sales				28.7%
Operating income	4,460	10	—	4,471	4,248
Operating margin	22.1%	—%	—%	22.1%	21.2%
Currency impact to Core operating margin				1.3%
Currency-neutral Core operating margin				23.4%
Income taxes	812	—	—	812	864
Net earnings attributable to P&G	3,754	10	—	3,763	3,397
				Core EPS
Diluted net earnings per common share (2)	$1.52	$—	$—	$1.52	$1.37
Currency impact to Core EPS				$0.09
Currency-neutral Core EPS				$1.61
Diluted weighted average common shares outstanding	2,472.0				2,473.2
Common shares outstanding - March 31, 2024	2,360.1
(1)For the period ending March 31, 2023, there were no adjustments to or reconciling items for Core EPS.
(2)Diluted net earnings per common share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE VERSUS YEAR AGO
Gross margin				300	BPS
Core gross margin				310	BPS
Currency-neutral Core gross margin				400	BPS
Selling, general and administrative expense as a % of net sales				210	BPS
Core selling, general and administrative expense as a % of net sales				210	BPS
Currency-neutral Core selling, general and administrative as a % of net sales				170	BPS
Operating margin				90	BPS
Core operating margin				90	BPS
Currency-neutral Core operating margin				220	BPS
Diluted EPS				11%
Core EPS				11%
Currency-neutral Core EPS				18%
Certain columns and rows may not add due to rounding.

Organic sales growth:

January - March 2024	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other (1)	Organic Sales Growth
Beauty	2%	3%	(2)%	3%
Grooming	3%	7%	—%	10%
Health Care	2%	1%	(1)%	2%
Fabric & Home Care	2%	1%	—%	3%
Baby, Feminine & Family Care	(2)%	2%	—%	—%
Total Company	1%	2%	—%	3%
(1)Acquisition & Divestiture Impact/Other includes the volume and mix impact of acquisitions and divestitures and rounding impacts necessary to reconcile net sales to organic sales.

Total Company	Net Sales Growth	Combined Foreign Exchange & Acquisition/Divestiture Impact/Other (1)	Organic Sales Growth
FY 2024 (Estimate)	+2% to +4%	+1% to +2%	+4% to +5%
(1)Combined Foreign Exchange & Acquisition/Divestiture Impact/Other includes foreign exchange impacts, the volume and mix impact of acquisitions and divestitures and rounding impacts necessary to reconcile net sales to organic sales.
Core EPS growth:

Total Company	Diluted EPS Growth	Impact of Incremental Non-Core Items (1)	Core EPS Growth
FY 2024 (Estimate)	+1% to +2%	+9%	+10% to +11%
(1)Includes the Gillette intangible asset impairment charge and incremental non-core restructuring charges announced in December 2023.
Adjusted free cash flow (dollar amounts in millions):

Three Months Ended March 31, 2024
Operating Cash Flow	Capital Spending	Adjusted Free Cash Flow
$4,088	$(797)	$3,291
Adjusted free cash flow productivity (dollar amounts in millions):

Three Months Ended March 31, 2024
Adjusted Free Cash Flow	Net Earnings	Adjustments to Net Earnings (1)	Net Earnings as Adjusted	Adjusted Free Cash Flow Productivity
$3,291	$3,781	$—	$3,781	87%
(1)For the period ending March 31, 2024, there were no adjustments to Net Earnings.
Certain columns and rows may not add due to rounding.